EXHIBIT 99.1

VIVO PARTICIPAÇÕES S.A.
Public Held Company with Authorized Capital

CNPJ MF 02.558.074/0001−73 − NIRE 35.3.001.587−92

NOTICE TO THE MARKET

1. As previously announced by the management of Telecomunicações de São Paulo S.A. – Telesp ("Telesp") and of Vivo Participações S.A. (“Vivo Part.” and, jointly with Telesp, the “Companies”), a merger of shares between Vivo and Telesp was completed and as a result Telesp became the sole owner of all of the common shares and preferred shares of Vivo and all of the American Depositary Shares (“ADSs) of Vivo were converted into ADSs of Telesp plus cash instead of any fractional Telesp ADSs.

2. Since June 8, 2011, Vivo’s preferred shares have not been traded on the BM&FBovespa S.A. – Bolsa de Valores, Mercadorias e Futuros, the Brazilian stock exchange and the Vivo ADSs have not been traded on the New York Stock Exchange. Since that date, the Telesp shares have only been negotiated under Telesp’s trading code: TLPP3 for common shares and TLPP4 for preferred shares. The Telesp ADSs are now trading under the symbol VIV as the result of an agreement among the New York Stock Exchange, Vivo and Telesp.

3. On June 20, 2011, Form 25 was filed with the Securities and Exchange Commission (the “SEC”) (Commission File Number 333−09470) announcing the removal of the Vivo ADSs from listing on the New York Stock Exchange in accordance with Rule 12d2−2(a)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

4. In light of Telesp’s current ownership of 100% of the equity securities of Vivo, Vivo has determined to terminate the registration of the Vivo ADSs under the Exchange Act and intends to file promptly with the SEC the necessary Form 15F. Vivo estimates that this filing will be made on or before July 8, 2011, thereby terminating its duty to report under section 15(d) of the Exchange Act.

July 6, 2011

Gilmar Roberto Pereira Camurra
Investors Relations’ Officer
Vivo Participações S.A.
VIVO – Investors Relations Office
Tel: +55 11 7420−1172
Email: ri@vivo.com.br
Information: www.vivo.com.br/ri

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 06, 2011

VIVO PARTICIPAÇÕES S.A.

By:	/s/ Gilmar Roberto Pereira Camurra
Gilmar Roberto Pereira Camurra
Investor Relations Officer

FORWARD−LOOKING STATEMENTS

This press release may contain forward−looking statements. These statements are statements that are not historical facts, and are based on management's current view and estimates of future economic circumstances, industry conditions, company performance and financial results. The words "anticipates", "believes", "estimates", "expects", "plans" and similar expressions, as they relate to the company, are intended to identify forward−looking statements. Statements regarding the declaration or payment of dividends, the implementation of principal operating and financing strategies and capital expenditure plans, the direction of future operations and the factors or trends affecting financial condition, liquidity or results of operations are examples of forward−looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, trends or results will actually occur. The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.